UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2020

ELEVATE.MONEY REIT I, INC.

(Exact name of issuer as specified in the issuer's charter)

Maryland	82-3250317

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Campus Drive

Suite 201

Newport Beach, CA 92660

(Full mailing address of principal executive offices)

(949) 275-2658

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

ELEVATE.MONEY REIT I, INC.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2020

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words such as “outlook,” “anticipate,” “believe,” “seek,” “estimate,” “expect,” “intend,” “continue,” “can,” “may,” “plan,” “potential,” “project,” “should,” “could,” “will,” “would” and similar expressions or statements and the negatives of those expressions or statements are intended to identify forward-looking statements. Such statements include, but are not limited to, any statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause our actual results or performance or achievements to differ materially from those projected or anticipated that we express or imply in this Annual Report. Therefore, such statements are not intended to be a guarantee of our performance in future periods.

The forward-looking statements in this Annual Report represent our management’s current expectations and assumptions based on information available as of the date of this report. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time-to-time with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speaks only as of the date of this report.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•We and our future tenants are subject to risks associated with deteriorating economic conditions resulting from the novel coronavirus (“COVID-19”) pandemic and related disruptions in the real estate and financial markets;

•We and our future tenants are subject to risks associated with government mandated shutdowns in response to the COVID-19 pandemic;

•We and our future tenants are subject to risks associated with public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19;

•Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations;

•Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;

•Rising interest and insurance rates;

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•Legislative or regulatory changes, including changes to laws governing tenant businesses, construction and real estate investment trusts;

•Changes in government regulations over the operation of the businesses of our future tenants;

•Our dependence upon our advisor;

•The financial condition and liquidity of, or disputes with, any joint venture partners;

•Changes in U.S. generally accepted accounting principles (GAAP);

•Potential liability for uninsured losses and environmental liabilities;

•Potential need to fund improvements or other capital expenditures out of operating cash flow;

•We may not be able to attain or maintain profitability; and

•We may not generate cash flows sufficient to meet our debt service obligations or pay any future distributions to stockholders.

PART II

ITEM 1. BUSINESS

The Company

The Offering and Where to Find Information About the Company

As of December 31, 2020 and as of the date of this Form 1-K Annual Report, Elevate.Money REIT I, Inc. (the “Company”) had not yet commenced operations.

On July 31, 2020, we filed an Offering Statement on Form 1-A (the “Offering Statement”) with the SEC pursuant to Regulation A under the Securities Act of 1933, as amended, also known as “Reg A+,” to qualify the offering of a maximum of $50,000,000 of shares of our common stock for sale to the public (the “Offering”). We obtained a notice of qualification from the SEC for this offering circular on October 15, 2020; however, as of December 31, 2020 we had not commenced selling our shares. On May 27, 2021, in response to an SEC comment letter, we filed Post Qualification Amendment No. 1 to the Offering Statement (“POS No. 1”) with the SEC, and on July 15, 2021 we filed Amendment No. 1 to POS No. 1 which includes our most current “Offering Circular.”

The SEC adopted an amendment to increase the maximum offering amount under Tier 2 of Regulation A of the Securities Act of 1933 from $50 million to $75 million, as proposed. This amendment became effective March 15, 2021, and the Company may utilize this increased offering amount in the future.

Descriptions of our Company and our currently intended operations, when commenced, can be found in the Offering Circular included in Amendment No. 1 to our Offering Statement on Form 1-A/A which can be accessed at: https://www.sec.gov/edgar/browse/?CIK=1819088.

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Descriptions required by this “Item 1. Business” are set forth under the following headings of the Offering Circular:

Offering Circular Summary;

Risk Factors;

Estimated Use of Proceeds;

Management;

Investment Objectives and Criteria;

Plan of Distribution; and

Where You Can Find More Information.

Also, see the “Notes to Financial Statements” set forth in “Item 7—Financial Statements” below.

COVID-19 Pandemic

One of the most significant risks and uncertainties facing our Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (“COVID-19”) pandemic and the COVID-19 mutation into several variants. We will closely monitor the impact of the COVID-19 pandemic on our business, including how the pandemic may affect our ability to sell our real estate properties at the estimated times and prices we expect. The COVID-19 pandemic that began during the first quarter of 2020 has resulted in a significant impairment of the value of national real estate investments and properties and may impact the value of the properties we intend to acquire or invest in.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As of December 31, 2020 and as of the date of this Form 1-K Annual Report, we had not yet commenced operations.

ITEM 3. DIRECTORS AND OFFICERS

Descriptions required by this “Item 3. Directors and Officers” are set forth under the following headings of the Offering Circular:

Management; and

Compensation.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Descriptions required by this “Item 4. Security Ownership of Management and Certain Securityholders” are set forth in the Offering Circular under the heading “Management—Security Ownership of Certain Beneficial Owners and Management.”

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Descriptions required by this “Item 5. Interest Of Management And Others In Certain Transactions” are set forth under the following headings of the Offering Circular:

Management; and

Compensation.

Also see “Note 4—Related Party Transactions” set forth in “Item 7—Financial Statements” below.

ITEM 6. OTHER INFORMATION

None.

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ITEM 7. FINANCIAL STATEMENTS

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Elevate.Money REIT I, Inc.

(formerly known as, Escalate Wealth REIT I, Inc.)

We have audited the accompanying balance sheet of Elevate.Money REIT I, Inc. (the “Company”), formerly known as Escalate Wealth REIT I, Inc., as of December 31, 2020, and the related notes to the balance sheet (“financial statement”).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

/S/ BAKER TILLY US, LLP

Irvine, California

July 15, 2021.

 ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Balance Sheet

December 31, 2020

ASSETS
Cash	$1,000

STOCKHOLDER’S EQUITY
Preferred stock at $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020	$-
Common stock at $0.001 par value, 5,000,000 shares authorized, 100 shares issued and outstanding as of December 31 2020	1,000

Total Stockholder’s Equity	$1,000

The accompanying notes are an integral part of this balance sheet.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to Balance Sheet

December 31, 2020

NOTE 1. BUSINESS AND ORGANIZATION

Elevate.Money REIT I, Inc. (formerly known as, Escalate Wealth REIT I, Inc.) (the “Company”) was incorporated on June 22, 2020  under the laws of the State of Maryland. The Company is a Maryland corporation that intends to qualify as a real estate investment trust (REIT) with authority to issue 10,000,000 shares of stock, consisting of 5,000,000 shares of preferred stock, $0.001 par value per share, and 5,000,000 shares of common stock, $0.001 par value share. The minimum initial investment by any investor is 10 shares ($100). The Company was formed to primarily invest, directly, in single tenant retail and commercial properties. The Company’s overall objective is to invest in real estate assets with a long-term view towards making regular cash distributions and generating capital appreciation.

The Company intends to qualify as a real estate investment trust for federal income tax purposes, and is externally managed by Escalate Wealth, LLC (“Advisor”). The Company and its Advisor have engaged Lalutosh Real Estate, LLC (“LRE”), an affiliate of the Advisor, to provide the real estate services. The members of the Advisor and LRE include Harold Hofer and Sachin Jhangiani. The Company’s advisory agreement and real estate services agreement have been amended and restated to change the compensation to its Advisor and LRE, respectively. See Note 4 for additional information.

As of December 31, 2020 and as of the date of this Form 1-K Annual Report, the Company had not yet commenced operations.

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and includes all the disclosures required by generally accepted accounting principles.

Use of Estimates

To prepare a financial statement in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the balance sheet and the disclosures provided, and actual results could differ. Although these estimates reflect management’s best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Income Taxes

The REIT avoids the double taxation treatment of income that normally results from investment in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied, which, among others, include the requirement to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). The Company intends, although is not legally obligated, to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions or other factors inhibits the Company from doing so. Distributions are authorized at the discretion of Company’s board of directors, which is directed, in substantial part, by its obligations to cause the Company to comply with the REIT requirements of the Internal Revenue Code.

If the Company fails to qualify for taxation as a REIT in any year after electing REIT status, its income will be taxed at regular corporate rates, and it may be precluded from qualifying for treatment as a REIT for the four-year period following its failure to qualify. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to Balance Sheet

December 31, 2020

The REIT must pass these four tests annually in order to retain its special tax status:

1. Distribution test. The REIT must distribute at least 90 percent of its annual taxable income, excluding capital gains, as dividends to its stockholders.

2. Assets test. The REIT must have at least 75 percent of its assets invested in real estate, mortgage loans, shares in other REITs, cash, or government securities.

3. Income test. The REIT must derive at least 75 percent of its gross income from rents, mortgage interest, or gains from the sale of real property. And at least 95 percent must come from these sources, together with dividends, interest and gains on securities sales.

4. Stockholders test. The REIT must have at least 100 stockholders and must have less than 50 percent of its outstanding shares concentrated in the hands of five or fewer individuals.

Recent Accounting Pronouncements

Management has reviewed all recent accounting pronouncements issued to the date of the issuance of this financial statement, and does not believe any of these pronouncements have a material impact on the Company’s financial statement. Other recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) (including its Emerging Issues Task Force), did not or are not believed by management to have a material impact on the Company’s present or future financial statement

NOTE 3. STOCKHOLDER’S EQUITY

The Company is selling its shares through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “ Reg A+” and it intends to sell the shares directly to investors and not through registered broker-dealers who are paid commissions. The minimum initial investment by an investor is 10 shares at a purchase price of $10 per share ($100). 4,500,000 shares are being offered through the primary offering and 500,000 shares are being offered through the Company’s distribution reinvestment plan. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and its distribution reinvestment plan. The maximum amount raised in the offering is $50,000,000.

As of December 31, 2020, the Advisor owns 100 shares of Company’s common stock for which it paid $1,000 at the $10.00 per share offering price, and common stock and additional paid in capital balances were $1 and $999, respectively. The Company’s executive officers and board members and affiliates, and its Advisor and its affiliates, may purchase shares of common stock at the same price and terms as other investors.

The Company is not registered as an investment company under the Investment Company Act of 1940, as amended.

Common Stock - Voting Rights

The stockholders will be entitled to one vote for each share. The stockholders are entitled to vote on certain matters, including, but not limited to, the following: (i) the amendment or modification of the articles of incorporation, (ii) the amendment or repeal of the bylaws, (iii) the removal of a director, and (iv) termination of our status as a REIT. The stockholders do not have any cumulative voting rights in the election of directors.

Preferred Stock

The Company authorized its board of directors to issue up to 5,000,000 shares of preferred stock in one or more classes or without approval of its common stockholders. The Company’s board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The Company’s board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval. A majority of its board of directors who do not have an interest in the transaction must approve any issuance of preferred stock. The Company’s board is authorized by its charter to consult with company counsel or independent counsel at its expense before deciding whether to approve the issuance of preferred stock.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to the Balance Sheet

December 31, 2020

Ownership, Transfer Limitations, and Reporting Requirements

For so long as the Company remains a REIT, and except as otherwise provided in the Company’s charter, no person (as defined in the articles of incorporation) may own in excess of 9.8% of the outstanding shares. The articles of incorporation contains various restrictions on the investors’ ability to transfer shares. These restrictions are to help ensure that the Company remains qualified as a REIT. For instance, the investor will not be able to transfer shares if, after giving effect to the transfer, the Company would have fewer than 100 stockholders. Additionally, the investor cannot transfer shares if, after giving effect to the transfer, the Company would fail to qualify as a REIT by reason of being closely held. Additionally, should the investor own more than 5% of outstanding shares, or any lesser percentage as determined by the directors, the investor will be required to provide to the Company certain information concerning the ownership of shares.

No Preemptive Rights

Investors do not have any preemptive rights or any other preferential right of subscription for the purchase of any shares of any class or series or for the purchase of any securities convertible into shares of any class or series.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan pursuant to which its common stockholders may elect to have all or a portion of their dividends and other distributions reinvested in additional shares of our common stock in lieu of receiving cash distributions. No selling commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. Participants in the distribution reinvestment plan will acquire common stock at a price per share equal to $10.00 per share or, when determined by the board of directors, the most recently published net asset value, or “NAV,” per share. The Company may amend, suspend or terminate the distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants.

Share Repurchase Program

The Company’s shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and it currently do not intend to list its shares. In order to provide its stockholders with some liquidity, it has adopted a share repurchase program that may enable them to sell their shares of common stock to the Company in limited circumstances. Stockholders have the ability to present for repurchase all or a portion of their shares to the Company in accordance with the procedures outlined in the share repurchase program.

Offering Sales Commissions and Fees

The Company will sell its shares of common stock to investors through North Capital Private Securities Corporation (“North Capital”), a registered broker-dealer and our dealer manager for this offering, utilizing the Company’s online platform. For providing compliance services as the dealer manager for this offering North Capital will receive a monthly fee equal to the greater of $2,000 or 1% of the purchase price of each share of common stock sold per month in the 4,500,000 share primary offering but will not receive any commissions or fees on the 500,000 shares to be sold under the distribution reinvestment plan. The Company will also pay North Capital an upfront $10,000 due diligence fee. In addition, the Company will pay North Capital Investment Technology, the parent company of North Capital, an installation and set-up fee of $5,000 and a monthly administrative fee of $1,000 for technology tools to facilitate the offering of securities. These technology fees are capped at $100,000.

NOTE 4. RELATED PARTY TRANSACTIONS

The Company’s Advisor and LRE are majority owned by two individuals, Harold Hofer and Sachin Jhangiani.

Reimbursements, Fees and Subordinated Participation Fee

The Advisor will receive reimbursement for expenses incurred related to the organization and offering of the Company. The Company’s Advisor and LRE will receive compensation, subject to a cap, for services and reimbursement for expenses incurred by the Advisor and LRE relating to the management and operation of the properties.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to the Balance Sheet

December 31, 2020

The Advisor, at its sole election, may defer reimbursements and fees otherwise due to it. A deferral of any fees or reimbursements owed to our Advisor may increase the cash available to make distributions to the Company’s stockholders. However, deferral of such fees or reimbursements will also create a corresponding liability for the deferred payments which will reduce NAV for the period.

Reimbursement of Organization and Offering

The Company will reimburse its Advisor actual organizational and offering expenses on a monthly basis with aggregate reimbursements not to exceed 3% of gross offering proceeds from the sale of its common stock, including dividend reinvestment proceeds but excluding upfront and deferred selling commissions and fees. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses, including but not limited to: (i) amounts to reimburse the Company’s Advisor and its affiliates (including its advisor) for all marketing related and expenses; and (ii) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and marketing of the Company’s common stock.

Acquisition Fee

For each acquisition, the Company will pay LRE 3% of the cost of the investment. However, a majority of the directors not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

REIT Management Fee

The Company will pay its Advisor 0.04167% of total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Asset Management Fee

The Company will pay LRE 0.04167% of total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if LRE provides services in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to properties or the REIT, the Company will pay LRE a financing coordination fee equal to 1% of the amount of such financing.

Disposition Fee

For substantial assistance in connection with the sale of properties or other investments, the Company will pay LRE 3.0% of the contract sales price of each property or other investment sold Advisor or its affiliates, the disposition fees paid to the Company and its affiliates and unaffiliated third parties may not exceed 6% of the contract sales price.

Subordinated Participation Fee

The Company will pay LRE (previously “each of the Advisor and LRE”) a subordinated participation fee in each year that the Company’s stockholders have achieved at least a 6% cumulative, non-compounded return consisting of (i) cumulative distributions received and capital appreciation on their shares measured by their purchase price for the shares; and (ii) any increase in that amount as determined by annual NAV calculation. The subordinated participation fee payable to LRE will be equal to 15% (previously “5% to the Advisor and 10% to LRE”) of any additional annual NAV capital appreciation amount after the Company’s stockholders have achieved the 6% preferred return.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to the Balance Sheet

December 31, 2020

The subordinated participation fee will be paid annually, if it is due, with the initial highest Prior NAV per share being set at the $10.00 per share offering price in this offer. The subordinated participation fee will be paid by January 31 of the subsequent year and may be paid in cash at a price equal to the NAV per share as of December 31 of the prior year (i.e., after deduction of the subordinated participation fee from Preliminary NAV). Accordingly, LRE (previously “the Advisor and LRE”) is eligible to receive the first payment of the subordinated participation fee in the year when the initial NAV calculation is made, if the conditions precedent for payment of the fee are satisfied.

Liquidation Fee

The Company will pay LRE a liquidation fee calculated from the value per share resulting from a liquidation event, including, but not limited to, a sale of all of the properties, a public listing, or a merger with a public or non-public company. Such liquidation fee will be equal to 15.0% of the increase in the resultant value per share as compared to the Highest Prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date. The liquidation fee will be subordinated to payment to stockholders of the preferred return, pro-rated for the year in which the liquidation event occurs.

NOTE 5. SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the financial statement is issued.

Name Change

On May 8, 2021, the Company changed its name from Escalate Wealth REIT I, Inc. to Elevate.Money REIT I, Inc.

Offering Status

Through July 9, 2021, the Company had sold 4,495 shares of the Company’s common stock pursuant to the Offering for aggregate gross offering proceeds of $44,950. Of the 4,495 shares of the common stock, 1,280 shares had been issued by the Company’s transfer agent and 3.225 shares had been approved for issuance by the Company’s broker-dealer but the shares had not yet been issued by the Company’s transfer agent.

On June 21, 2021, the Company received a comment letter to its May 27, 2021 filing of a post-qualification amendment to its Offering Statement on Form 1-A, and temporarily suspended the Offering of its common stock until the post-qualification amendment has been qualified by the SEC.

The SEC adopted an amendment to increase the maximum offering amount under Tier 2 of Regulation A of the Securities Act of 1933 from $50 million to $75 million, as proposed. This amendment became effective March 15, 2021, and the Company may utilize this increased offering amount in the future.

Investment in Real Estate

On June 9, 2021, the Company entered into a purchase and sale agreement (the “Agreement”) with Niveshak FW Group (the “Seller”) to acquire a real estate property consisting of one building located on one parcel of land with an aggregate net rentable space of approximately 8,320 square feet located in Fort Worth, Texas (the “Family Dollar Fort Worth Property”). The Company made a deposit of $50,000 in connection with its entry into the Agreement on July 6, 2021. The Company’s obligation to purchase the Family Dollar Fort Worth Property is subject to the fulfillment, by satisfaction or written waiver, on or before August 3, 2021 of certain contingencies and completion of customary closing conditions.

The contractual purchase price of the Family Dollar Fort Worth Property is $2,000,000 plus or minus certain closing costs. The Company intends to fund the purchase of the Family Dollar Fort Worth Property with proceeds from the Offering, a no more than $1,300,000 mortgage secured by such property, and a draw on the Company’s Line of Credit from its Advisor as discussed below.

ELEVATE.MONEY REIT I, INC.

(formerly known as Escalate Wealth REIT I, Inc.)

Notes to the Balance Sheet

December 31, 2020

The Family Dollar Forth Worth Property is currently operated by FD Development of Fort Worth LLC (a wholly-owned subsidiary of the Seller), who is not affiliated with the Company or its affiliates, pursuant to a lease agreement with Family Dollar Stores of Texas, LLC, the tenant. Upon completion of the acquisition of the Family Dollar Fort Worth Property, the Company anticipates entering into a lease agreement with Family Dollar Stores of Texas, LLC for such property. The lease will be guaranteed for the life of the lease (including extensions) by Family Dollar Stores, Inc., the parent entity of the tenant, and have a term that expires approximately 5 years after closing with five 5-year options for renewal. The aggregate annual base rent under the lease will initially be $127,305. The Family Dollar Fort Worth Property is expected to generate approximately $625,916 in total rental revenue over the course of its approximately 5-year initial term of the lease.

Unsecured Credit Facilities

On March 21, 2021, the Company entered into a revolving unsecured line of credit facility (“Line of Credit”) with its Advisor to fund real property acquisitions. The Company intends to repay such facility with proceeds from the Offering or mortgage proceeds secured by its real property holdings.

On March 21, 2021, the Company drew on the Line of Credit to fund an earnest money deposit on the potential acquisition of a Red Lobster Property in Peru, IL. The Company withdrew from the acquisition process during the due diligence process, the deposit was returned to the Company and the Line of Credit draw was repaid in full on May 5, 2021.

On June 14, 2021, June 18, 2021, and July 6, 2021, the Company made additional draws on the Line of Credit of $50,000, 5,000, and $50,000, respectively, to fund expenses associated with the potential acquisition of the Family Dollar Fort Worth Property.

ITEM 8. EXHIBITS

INDEX OF EXHIBITS

Exhibit No.	Description
2.1*	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
2.2	Articles of Amendment (incorporated by reference to Exhibit 2.1A filed with the Company's Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
2.3*	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
2.4*	Amendment No. 1 to Bylaws (incorporated by reference to Exhibit 2.2A to the Company’s Offering Statement on Form 1-A, filed on July 15, 2021)
3*	Distribution Reinvestment Plan (incorporated by reference to a copy thereof filed as Appendix B to the Company’s Offering Circular filed with Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
4*	Form of Investment Form and Subscription Agreement (incorporated by reference to a copy thereof filed as Appendix A to the Company’s Offering Circular filed with Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
6.1	Conflicts Committee Charter
6.2*	Advisory Agreement between the Company and Escalate Wealth, LLC (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
6.3*	Dealer Manager Agreement by and between the Company and North Capital Private Securities Corporation (incorporated by reference to Exhibit 1.1 to the Company’s Offering Statement on Form 1-A/A, filed on September 1, 2020)
6.4	Earnest Money Contract for the purchase of Family Dollar Fort Worth Property
6.5	Line of Credit Agreement with Elevate Wealth, LLC
15*	Offering Circular (incorporated by reference to a copy thereof filed with the Company's Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)

*    Previously filed.

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Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELEVATE.MONEY REIT I, INC.

By:	/s/ HAROLD HOFER
Harold Hofer Chief Executive Officer July 15, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/ HAROLD HOFER	Chief Executive Officer, Chief Financial Officer and Chairman of the Board	July 15, 2021
Harold Hofer	(principal executive officer, principal financial officer and principal accounting officer)

/s/ SACHIN JHANGIANI	President, Secretary and Director	July 15, 2021
Sachin Jhangiani

/s/ VIPE DESAI	Director	July 15, 2021
Vipe Desai

/s/ JEFFREY CYR	Director	July 15, 2021
Jeffrey Cyr

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